LANDRY’S RESTAURANTS, INC. ANNOUNCES STOCKHOLDER APPROVAL OF MERGER AGREEMENT WITH TILMAN J.
FERTITTA

HOUSTON, October 4, 2010 /PRNewswire-FirstCall/ — Landry’s Restaurants, Inc. (NYSE:LNY — News) (“Landry’s”) announced today that its stockholders have voted to approve the merger agreement with a company wholly-owned by Tilman J. Fertitta, Chairman, Chief Executive Officer and President of Landry’s, at a special meeting held today.

The merger was approved by both the affirmative vote of the holders of a majority of the outstanding shares of Landry’s common stock and the holders of a majority of Landry’s common stock voted at the special meeting and not owned by Mr. Fertitta and Landry’s directors.

The merger is expected to close on October 6, 2010.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by safe harbors created thereby. Stockholders are cautioned that all forward- looking statements are based largely on Landry’s expectations and involve risks and uncertainties, some of which cannot be predicted or are beyond Landry’s control. Some factors that could realistically cause results to differ materially from those projected in the forward-looking statements include the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement with Fertitta Group, Inc.; the outcome of any legal proceedings that have been, or may be, instituted against Landry’s related to the merger agreement; the inability to complete the merger due to the failure to satisfy any condition to completion of the merger; risks that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the merger; the ability to recognize the benefits of the merger; the effects of local and national economic, credit and capital market conditions on the economy in general, and on the gaming, restaurant and hotel industries in particular; changes in laws, including increased tax rates, regulations or accounting standards, third-party relations and approvals, and decisions of courts, regulators and governmental bodies; litigation outcomes and judicial actions; acts of war or terrorist incidents or natural disasters; the effects of competition, including locations of competitors and operating and market competition; ineffective marketing or promotions, weather, management turnover, higher interest rates and gas prices, negative same store sales and other risks described in the filings of Landry’s with the Securities and Exchange Commission, including but not limited to, Landry’s Annual Report on Form 10-K for the year ended December 31, 2009. Landry’s may not update or revise any forward-looking statements made in this press release.

CONTACT:	Steven L. Scheinthal Executive Vice President and General Counsel (713) 850-1010	Rick H. Liem Executive Vice President and CFO (713) 850-1010